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                          CERTIFICATE OF DESIGNATIONS
                                    OF THE

                       CLASS B  SERIES 1 PREFERRED STOCK
                                      OF
                            SOUTHWEST BANCORP, INC.

                   (Pursuant to Section 1032 of the Oklahoma
                           General Corporation Act)

     WHEREAS, by the Amended and Restated Certificate of Incorporation, as amended, (the "Amended and Restated Certificate") of Southwest Bancorp, Inc. (the "Company"), 1,000,000 shares of Class B Serial Preferred Stock, $1.00 par value per share (the "Preferred Stock") are authorized; and

     WHEREAS, in and by Article V of the Amended and Restated Certificate, the Board of Directors of the Company, pursuant to Section 1032 of the Oklahoma General Corporation Act (the "Act"), is expressly authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of Preferred Stock in series and to fix and state the powers, designations, preferences, and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof; and

     WHEREAS, the Board of Directors now desires to fix and determine such matters with respect to the issuance of certain shares of Preferred Stock.

     NOW, THEREFORE, BE IT RESOLVED, as follows:

     Section 1. Designation. Par Value and Amount. There is hereby designated in the Class B preferred stock, shares designated as "Series 1 Preferred Stock" (hereinafter referred to as "Class B Series 1 Preferred Stock"), the shares of such series shall be with par value of $1.00 per share, and the number of shares constituting such series shall be 50,000, provided, however, that, if more than a total of 50,000 shares of Class B Series 1 Preferred Stock shall be issuable upon the exercise of Rights (the "Rights") issued pursuant to the rights Agreement, dated as of April 22, 1999 between the Corporation and Harris Trust and Savings Bank, as Rights Agent (as amended from time to time) (the "Rights Agreement"), the Board of Directors of the Corporation, pursuant to Section 1032 of the Oklahoma General Corporation Law, shall be authorized to, and shall direct, by resolution or resolutions that a certificate be properly executed, acknowledged and filed providing for the increase in the total number of shares of Class B Series 1 Preferred Stock authorized to be issued (to the extent that the Certificate of Incorporation then permits) to the largest number of whole shares (rounded up to the nearest whole number) issuable upon exercise of the Rights. Notwithstanding anything to the contrary contained in the Certificate of Incorporation of the Corporation, and in addition to any other vote required by the Certificate of Incorporation or the Oklahoma General Corporation Law, any decrease in the number of authorized shares of Class B Series 1 Preferred Stock shall require the affirmative vote of holders of at least two thirds of the outstanding shares of Class B Series 1 Preferred Stock, voting separately as a class.

     Section 2.  Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Class B Series 1 Preferred Stock with respect to dividends, the holders of shares of Class B Series 1 Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of assets legally available for the purpose, quarterly dividends payable in cash on the first business day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Class B Series 1 Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $90 or (b) subject to the provision for adjustment hereinafter set forth, one thousand (1,000) times the aggregate per share amount of all cash dividends or other times the aggregate per share amount of all cash dividends and one thousand (1,000) times the aggregate per share amount (payable in kind) of all cash non-cash
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dividends or other distributions other than a dividend payable in shares of
Common Stock, par value $1.00 per share, of the Corporation (the "Common Stock") or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Class B Series 1 Preferred Stock.

     (B) The Corporation shall declare a dividend or distribution on the Class B Series 1 Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $90 per share on the Class B Series 1 Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

     (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Class B Series 1 Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Class B Series 1 Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Class B Series 1 Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Class B Series 1 Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Class B Series 1 Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

     Section 3. Voting Rights. The holders of shares of Class B Series 1 Preferred Stock shall have the following voting rights:

     (A) Except as provided in paragraph C of this Section 3 and subject to the provision for adjustment hereinafter set forth, each share of Class B Series 1 Preferred Stock shall entitle the holder thereof to 1000 votes on all matters submitted to a vote of the stockholders of the Corporation.

     (B) Except as otherwise provided herein or by law, the holders of shares of Class B Series 1 Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

     (C) (i) If, on the date used to determine stockholders of record for any meeting of stockholders for the election of directors, a default in preference dividends (as defined in subparagraph (v) below) on the Class B Series 1 Preferred Stock shall exist, the holders of the Class B Series 1 Preferred Stock shall have the right, voting as a class as described in subparagraph (ii) below, to elect two directors (in addition to the directors elected by holders of Common Stock of the Corporation). Such right may be exercised (a) at any meeting of stockholders for the election of directors or (b) at a meeting of the holders of shares of Voting Preferred Stock (as hereinafter defined), called for the purpose in accordance with the By-laws of the Corporation, until all such cumulative dividends (referred to above) shall have been paid in full or until non-cumulative dividends have been paid regularly for at least one year.

          (ii) The right of the holders of Class B Series 1 Preferred Stock to elect two directors, as described above, shall be exercised as a class concurrently with the rights of holders of any other series of Preferred Stock upon which voting rights to elect such directors have been conferred and are then exercisable. The Class B Series 1 Preferred Stock and any additional series of Preferred Stock which the Corporation may issue and which may provide for the right to vote with the foregoing series of Preferred Stock are collectively referred to herein as "Voting Preferred Stock."

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          (iii) Each director elected by the holders of shares of Voting
Preferred Stock shall be referred to herein as a "Preferred Director". A Preferred Director so elected shall continue to serve as such director for a term of one year, except that upon any termination of the right of all of such holders to vote as a class for Preferred Directors, the term of office of such directors shall terminate. Any Preferred Director may be removed by, and shall not be removed except by, the vote of the holders of record of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, present (in person or by proxy) and voting together as a single class (a) at a meeting of the stockholders, or (b) at a meeting of the holders of shares of such Voting Preferred Stock, called for the purpose in accordance with the By-laws of the Corporation, or (c) by written consent signed by the holders of a majority of the then outstanding shares of Voting Preferred Stock then entitled to vote for the election of directors, taken together as a single class.

          (iv) So long as a default in any preference dividends on the Class B Series 1 Preferred Stock shall exist or the holders of any other series of Voting Preferred Stock shall be entitled to elect Preferred Directors, (a) any vacancy in the office of Preferred Director may be filled (except as provided in the following clause (b)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation and (b) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote or written consent of the holders of a majority of the outstanding shares of Voting Preferred Stock then entitled to vote for the election of Directors, present (in person or by proxy) and voting together as a single class, at such time as the removal shall be effected. Each director appointed as aforesaid by the remaining preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Whenever (x) no default in preference dividends on the Class B Series 1 Preferred Stock shall exist and (y) the holders of other series of Voting Preferred Stock shall no longer be entitled to elect such Preferred Directors, then the number of directors constituting the Board of Directors of the Corporation shall be reduced by two.

          (v) For purposes hereof, a "default in preference dividends" on the Class B Series 1 Preferred Stock shall be deemed to have occurred whenever the amount of cumulative and unpaid dividends on the Class B Series 1 Preferred Stock shall be equivalent to six full quarterly dividends or more (whether or not consecutive), and, having so occurred, such default shall be deemed to exist thereafter until, but only until, all cumulative dividends on all shares of the Class B Series 1 Preferred Stock then outstanding shall have been paid through the last Quarterly Dividend Payment Date or until, but only until, non-cumulative dividends have been paid regularly for at least one year.

     (E) Except as set forth herein (or as otherwise required by applicable law), holders of Class B Series 1 Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking any corporate action.

     Section 4.  Certain Restrictions.

     (A) Whenever quarterly dividends or other dividends or distributions payable on the Class B Series 1 Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Class B Series 1 Preferred Stock outstanding shall have been paid in full, the Corporation shall not

               (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Series 1 Preferred Stock;

               (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Series 1 Preferred Stock, except dividends paid ratably on the Class B Series 1 Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

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               (iii) redeem or purchase or otherwise acquire for consideration
(except as provided in (iv) below) shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Series 1 Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Class B Series 1 Preferred Stock;

               (iv) redeem or purchase or otherwise acquire for consideration any shares of Class B Series 1 Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Series 1 Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes.

     (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

          (C) The Corporation shall not issue any shares of Class B Series 1 Preferred Stock except upon exercise of Rights issued pursuant to the Rights Agreement, as it may be amended and restated from time to time, a copy of which as is then currently in effect shall kept on file with the Secretary of the Company at its principal executive office and shall be made available to stockholders of record without charge upon written request therefor addressed to said Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from, or greater than, those of the Class B Series 1 Preferred Stock.

     Section 5. Reacquired Shares. Any shares of Class B Series 1 Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Amendment creating a series of Preferred Stock or as otherwise required by law.

     Section 6.  Liquidation, Dissolution or Winding Up.

     (A) Subject to the prior and superior rights of holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Class B Series 1 Preferred Stock with respect to rights upon liquidation, dissolution or winding up (voluntary or otherwise), the holders of shares of Class B Series 1 Preferred Stock shall be entitled to receive an aggregate amount per share equal to one thousand (1,000) times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Class B Series 1 Participating Preferred Stock.

     (B) In the event, however, that there are not sufficient assets available to permit payment in full of the Class B Series 1 Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Class B Series 1 Preferred Stock, then such remaining assets shall be distributed ratably to the holders of Class B Series 1 Preferred Stock and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Capital Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

     Section 7. Consolidation of Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Class B Series 1 Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to one thousand (1,000) times the aggregate amount of stock,

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securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

     Section 8. No Redemption. The shares of Class B Series 1 Preferred Stock shall not be redeemable.

     Section 9. Ranking. The Class B Series 1 Preferred Stock shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Class B Series 1 Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two thirds or more of the outstanding shares of Class B Series 1 Preferred Stock, voting separately as a class.

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     IN WITNESS WHEREOF, Rick J. Green., its President, has executed this instrument and its secretary, Deborah T. Bradley, has affixed the corporate seal hereto and attested said seal on the 22nd day of April, 1999.

                              SOUTHWEST BANCORP, INC.


                                  /s/ Rick J. Green
                              By: _______________________________________
     SEAL                          President
                                   Rick J. Green

ATTEST:

/s/ Deborah T. Bradley
_______________________________
Deborah T. Bradley
Secretary

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